UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                      (Amendment No.  2  )*

                       HON INDUSTRIES INC.
                       - - - - - - - - - -
                         (Name of Issuer)

                           Common Stock
                 - - - - - - - - - - - - - - - -
                  (Title of Class of Securities)

                           438092 10 8
                         - - - - - - - -
                          (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                           SCHEDULE 13G

     CUSIP No.      438092 10 8
     -----------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terrence L. Mealy
               ###-##-####

     2    n/a

     3    SEC USE ONLY

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

     5    n/a

     6    SHARED VOTING POWER

               1,646,504

     7    n/a

     8    SHARED DISPOSITIVE POWER

               1,646,504

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON

               1,646,504

     10   n/a

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.4%

     12   TYPE OF REPORTING PERSON*

               IN



                           SCHEDULE 13G

     CUSIP No.      438092 10 8
     -----------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Loretta B. Mealy
               ###-##-####

     2    n/a

     3    SEC USE ONLY

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

     5    n/a

     6    SHARED VOTING POWER

               1,646,504

     7    n/a

     8    SHARED DISPOSITIVE POWER

               1,646,504

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON

               1,646,504

     10   n/a

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.4%

     12   TYPE OF REPORTING PERSON*

               IN



     ITEM 1.   (a)  NAME OF ISSUER:

                         HON INDUSTRIES INC.

     ITEM 1.   (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                    OFFICES:

                         414 East Third Street
                         Muscatine, Iowa 52761

     ITEM 2.   (a)  NAME OF PERSON FILING:

                         Terrence L. Mealy
                         Loretta B. Mealy

     ITEM 2.   (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
                    IF NONE, RESIDENCE:

                         301 EAST SECOND STREET
                         MUSCATINE, IOWA 52761

     ITEM 2.   (c)  CITIZENSHIP:

                         United States

     ITEM 2.   (d)  TITLE OF CLASS OF SECURITIES:

                         Common Stock

     ITEM 2.   (e)  CUSIP NUMBER:

                         438092 10 8

     ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO
                    RULES 13d-1(b), OR 13d-2(b), CHECK
                    WHETHER THE PERSON FILING IS A:

                         Not Applicable

     ITEM 4.        OWNERSHIP:

                    (a)  Amount Beneficially Owned:

                              1,646,504

                    (b)  Percent of Class:

                              5.4%

                    (c)  Number of shares as to which each
                         person has:

                         (i)       sole power to vote or to
                                   direct the vote   N/A


                         (ii)      shared power to vote or
                                   to direct the vote
                                   1,646,504
                         (iii)     sole power to dispose or
                                   to direct the disposition
                                   of   N/A
                         (iv)      shared power to dispose
                                   or to direct the
                                   disposition of
                                   1,646,504

     ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A
                    CLASS:

                         Not Applicable

     ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON
                    BEHALF OF ANOTHER PERSON:

                         Not Applicable

     ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
                    SUBSIDIARY WHICH ACQUIRED THE SECURITY
                    BEING REPORTED ON BY THE PARENT HOLDING
                    COMPANY:

                         Not Applicable

     ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF
                    MEMBERS OF THE GROUP:

                         Not Applicable

     ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                         Not Applicable

     ITEM 10.       CERTIFICATION:

                         Not Applicable

     SIGNATURE:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     DATE:          January 5, 1996

     SIGNATURE:     /s/ Terrence L. Mealy
                    ---------------------

     NAME/TITLE:    Terrence L. Mealy



     DATE:          January 5, 1996

     SIGNATURE:     /s/ Loretta B. Mealy
                    --------------------

     NAME/TITLE:    Loretta B. Mealy